Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-258535, 333-270568 and 333-277801) of Outbrain Inc. of our report dated September 13, 2024 relating to the consolidated financial statements of TEADS as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 appearing in the section entitled “Index to Consolidated Financial Statements of Teads SA” in the Definitive Proxy Statement on Schedule 14A of Outbrain Inc. filed on October 31, 2024, and which is incorporated by reference into this Current Report on Form 8-K/A of Outbrain Inc..
/s/ Deloitte Audit S. à r.l
Deloitte Audit S. à r.l

Luxembourg, Grand-Duchy of Luxembourg

February 24, 2025
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